FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-04

_____________________________________________
Sent: Monday, June 02, 2014 10:55 AM
Subject: GSMS 2014-GC22 -- New Issue Announcement (Public)(external)

GSMS 2014-GC22 -- New Issue Announcement (Public)(external)
$830.465mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Manager: Drexel Hamilton, LLC

                                                                       Cum NOI
Class     Moody's/KBRA/DBRS      Size($mm)  WAL(yr)   C/E    Cum LTV   Debt Yld
A-1    Aaa(sf)/AAA(sf)/AAA(sf)    36.754     2.72   30.000%   46.4%     14.3%
A-2    Aaa(sf)/AAA(sf)/AAA(sf)     8.879     4.88   30.000%   46.4%     14.3%
A-3    Aaa(sf)/AAA(sf)/AAA(sf)   197.682     6.96   30.000%   46.4%     14.3%
A-4    Aaa(sf)/AAA(sf)/AAA(sf)   160.000     9.75   30.000%   46.4%     14.3%
A-5    Aaa(sf)/AAA(sf)/AAA(sf)   217.072     9.88   30.000%   46.4%     14.3%
A-AB   Aaa(sf)/AAA(sf)/AAA(sf)    52.638     7.19   30.000%   46.4%     14.3%
A-S    Aaa(sf)/AAA(sf)/AAA(sf)    46.872     9.88   25.125%   49.7%     13.4%
B      Aa3(sf)/AA-(sf)/AA(sf)     72.110     9.95   17.625%   54.6%     12.2%
C      A3(sf)/A(sf)/A(high)(sf)   38.458     9.96   13.625%   57.3%     11.6%

X-A    Aaa(sf)/AAA(sf)/AAA(sf)   719.897     N/A     N/A      N/A        N/A
X-B    Aa3(sf)/AAA(sf)/AAA(sf)    72.110     N/A     N/A      N/A        N/A

Collateral Summary
Initial Pool Balance:                                           $961.466mm
Number of Mortgage Loans:                                       59
Number of Mortgaged Properties:                                 113
Average Cut-off Date Mortgage Loan Balance:                     $16.296mm
Weighted Average Mortgage Interest Rate:                        4.7129%
Weighted Average Remaining Term to Maturity/ARD (months):       111
Weighted Average Remaining Amortization Term (months):          358
Weighted Average Cut-off Date LTV Ratio:                        67.2%
Weighted Average Maturity Date/ARD LTV Ratio:                   59.4%
Weighted Average Underwritten Debt Service Coverage Ratio:      1.65x
Weighted Average Debt Yield on Underwritten NOI:                10.0%
% of Mortgage Loans with Additional Mezzanine Debt:             0.0%
% of Mortgage Loans with Other Financing:                       1.1%
% of Mortgaged Properties with Single Tenants:                  4.2%

Property Type: 24.0% Retail, 23.3% Multifamily, 20.6% Office, 12.3% Mixed Use,
               7.6% Self Storage, 4.7% Senior Housing, 3.4% Hospitality, 2.1% Industrial,
               1.1% Manufactured Housing, 0.8% Parking

Top 5 States:  11.7% NC, 11.7% MI, 11.4% ME, 10.4% WA, 7.7% NY

Anticipated Timing
Global Investor Call:         Mon, June 2nd
Anticipated Pricing:          Week of June 2nd
Anticipated Closing:          Tues, June 24th

Global Investor Call Details
Date:                         Mon, June 2nd
Time:                         2:00 PM ET
US Toll Free:                 877-902-2030
Passcode:                     3146275

Anticipated Roadshow Schedule
Tues, June 3rd
Boston, MA – Breakfast Meeting
  -Boston Harbor Hotel - John Phillips Salon
  -70 Rowes Wharf, Boston, MA
  -8:30AM ET

Minneapolis, MN - Breakfast Meeting
  -Marquette Hotel - St. Croix Room
  -710 Marquette Avenue, Minneapolis, MN
  -9:30AM CT

Hartford, CT - Lunch Meeting
  -Hilton Hartford - Mark Twain Room
  -315 Trumbull Street, Hartford, CT
  -12:30PM ET

Free Writing Prospectus

Termsheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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